Exhibit 10.33

THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT OF
MARK G. KACHUR

     This Third Amendment to Employment Agreement of Mark G. Kachur, effective nunc pro tunc November 30, 2004, hereby amends the Employment Agreement, dated December 1, 2000, entered into by Mark G. Kachur and CUNO Incorporated, as follows:

     Paragraph 1 is deleted in its entirety and is replaced with new Paragraph 1 as follows:

1. Employment, Contract Period. During the period specified in this Section 1, the Company shall employ Executive, and Executive shall serve the Company, on the term and subject to the conditions set forth herein. The term of Executive’s employment hereunder shall commence as of December 1, 2000 (the “Effective Date”) and, subject to prior termination as provided in Section 6 hereof, shall continue through June 1, 2005 (the “Expiration Date”). The term of Executive’s employment hereunder is sometimes hereinafter referred to as the “Contract Period.”

Paragraph 3(a) is deleted in its entirety and is replaced with new Paragraph 3(a) as follows:

(a) Base Salary. The Corporation shall pay Executive a base salary at an annual rate of not less than $550,000 paid at least on a monthly basis. The annual rate of base salary may be increased at the discretion of the Compensation Committee of the Board (the “Committee”). If increased, the annual rate of base salary may not thereafter be decreased during the term of this Agreement.

Paragraph 3(b), is deleted in its entirety and is replaced with new Paragraph 3(b), as follows:

     (b) Annual Incentive Compensation. The Corporation may pay Executive an annual bonus under the provisions of the Company’s Management Incentive Plan and the Executive Management Incentive Plan or any successor plans but only if and when authorized by the Committee. The Executive’s combined annual incentive compensation target shall be 100% of his base salary.

The following is added to the end of Paragraph 3(c), as amended:

The Company shall grant to Executive, on January 17, 2005, a total of 18,228 restricted shares of the Company’s Common Stock pursuant to the Company’s 1996 Stock Incentive Plan, and, subject to the conditions of the restriction, such shares shall vest December 1, 2008.

     The remainder of the Employment Agreement, unaffected by this Third Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Employment Agreement of Mark G. Kachur, effective nunc pro tunc November 30, 2004.

EXECUTIVE	CUNO INCORPORATED

/s/ Mark G. Kachur MARK G. KACHUR	/s/ John A. Tomich JOHN A. TOMICH General Counsel and Secretary
January 14, 2005	January 14, 2005